Exhibit 4.1

FIRST AMENDMENT TO WARRANT AGREEMENT

This First Amendment to Warrant Agreement (the “Amendment”), dated as of July 10, 2002, is entered into by and among Notify Technology Corporation, a California corporation (the “Company”), American Stock Transfer & Trust Company (the “Warrant Agent”) and D.H. Blair Investment Banking Corp., a New York corporation (the “Underwriter”).

RECITALS

A.
The Company, the Warrant Agent and the Underwriter are parties to the Warrant Agreement dated as of August 28, 1997 (the “Warrant Agreement”), pursuant to which the Warrant Agent acts on behalf of the Company in connection with the issuance, registration, transfer exchange and redemption of the Company’s Class A Warrants (the “Warrants”);

B.	The Company, the Warrant Agent and the Underwriter, pursuant to Section 16 of the Warrant Agreement, have agreed to amend the Warrant Agreement to extend the expiration date of the Warrants.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Warrant Agreement.

2.	Amendment to Warrant Agreement.

Section 1(k) of the Warrant Agreement is hereby amended and restated in its entirety to read as follows:

““Warrant Expiration Date” shall mean 5:00 P.M. (New York time) on August 28, 2003 (subject to extension as provided herein and in Section 9(e)) or, with respect to Warrants which are outstanding as of the applicable Redemption Date (as defined in Section 8) and specifically excluding Warrants issuable upon exercise of Unit Purchase Options if the Unit Purchase Options have not been exercised, the Redemption Date, whichever is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized or required to close, then 5:00 P.M. (New York time) on the next following day which in the State of New York is not a holiday or a day on which banks are authorized or required to close. Upon notice to all Registered Holders, the Company shall have the right to extend the Warrant Expiration Date.”

3.	Miscellaneous.

(a)     Except as expressly amended herein, all terms, covenants and provisions of the Warrant Agreement shall remain in full force and effect.

(b)    This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the first date set forth above.

NOTIFY TECHNOLOGY CORPORATION

/s/ Paul DePond

Paul DePond, President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer

(signature)
Name:	Herbert J. Lemmer

(name of signatory)
Title:	Vice President

(title of signatory)

D.H. BLAIR INVESTMENT BANKING CORP.
By:	/s/ Martin A. Bell

(signature)
Name:	Martin A. Bell

(name of signatory)
Title:	Vice Chairman

(title of signatory)